                                                                    EXHIBIT 10.5


                    LEASE AGREEMENT WITH OPTION TO PURCHASE

     This Agreement, sometimes referred to as "Agreement," is made and entered into effective on July 10, 1995 between R. A. Warr and Wayne Evans, each individually and doing business as Lamar Warehouse Co., of the State of South Carolina, having an office at ________________, Lamar, South Carolina referred to as Lessors, and Lamar Housing, L.L.C., a Georgia company with offices in Waycross, Ware County, Georgia, referred to as Lessee.

                                   RECITALS

     The parties recite and declare:

     A. Lessors is the sole owner of improved real property described below, as leased premises, and desires to lease the premises to a suitable Lessee, with an option to purchase.

     B. Lessee desires to lease the premises with the option to purchase for the purposes set forth herein.

     C. The parties desire to enter into an Agreement defining their rights, duties and liabilities relating to the premises.

     In consideration of the mutual covenants contained in this Lease Agreement, the parties agree as follows:

                                  SECTION ONE
                              SUBJECT AND PURPOSE

     Upon the terms and conditions set forth herein, Lessors leases to Lessee the improvements and realty (sometimes referred to as "leased premises") located in the County of Darlington, State of South Carolina, and said realty being more particularly described on the attached Exhibit A.

                                  SECTION TWO
                                 TERM AND RENT

     A. Subject only to the right and option of Lessee to purchase the leased premises, Lessors leases to Lessee the leased premises for a term of ten (10) years, commencing July 10, 1995, and terminating on July 9, 2005, at the monthly rental as follows: For the first sixty months, commencing July 10, 1995 the sum of $3360.00; for the next thirty months, provided that Lessee does not exercise its right and option to purchase the leased premises, the sum of $4200.00 per month; then for the final thirty months, provided that Lessee has not exercised its right and option to purchase the leased premises as set forth below the monthly rental shall be $5320.00. Monthly rental payments shall be due and payable on the 1st day of each month.

     B. All rental payments shall be made to Lessors at the address specified herein, or at such other address that Lessors may designate, in writing.

     C. At Lessee's sole option, the parties agree to the immediate issuance of a title insurance policy insuring Lessee's leasehold interest in the leased premises, showing Lessee or its assignee as the lessee of the real property described in the attached Exhibit "A", containing only the printed exceptions usually and customarily found in such policies.

                                 SECTION THREE
                    ALTERATIONS, ADDITIONS AND IMPROVEMENTS

     A. Subject to the limitation that no portion of the buildings on the leased premises shall be demolished or removed or substantially altered in exterior appearance by Lessee without the prior, express and written consent of Lessors, and, if necessary, of any mortgagee, Lessee may at any time during the Lease term, subject to the conditions set forth below and at its own expense, make alterations, additions, or improvements in and to the leased premises and the improvements thereon. Alterations shall be performed in a satisfactory manner and shall not weaken or impair the structural strength of the building on the leased premises. Lessee is hereby authorized, without limitation, to modify and alter the lease premises by (1) removing or modifying the building located at the southerly end of the property, which building is separate from the main building; (2) by adding lean-tos on each side of the main building;(3) make such other reasonable modifications that do not impair the structural integrity or buildings. Attached hereto and made a party hereof I reference as exhibit B, containing a sketch and list of alterations and additions that Lessee intends to make to the lease premises. Such sketch is intended to be approximately correct and is not intended to be a detailed and precise drawing of the proposed alterations and additions. Lessors hereby approve said list and sketch. I the event that Lessee needs to make alterations and additions to the lease premises hereafter, Lessee agrees to submit to Lessors prior to commencement thereof a sketch of the proposed alterations and additions. Further such sketches are not required to be exactly precisely correct, but can be approximately correct. Lessors further agrees that they will not unreasonably fail or refuse to approve any such proposed alterations or additions.

     B. Lessee may also place in the buildings and structures located on the leased premises such additional furniture, furnishings, tools, materials, machinery, equipment, inventory and trade fixtures to make the leased premises suitable in Lessee's sole discretion for manufactured housing construction and related purposes, and such other lawful purposes that Lessee, in its discretion, may choose to conduct on the leased premises. All such items placed on the premises by Lessee shall remain the sole property of Lessee and Lessee may remove the same at the end of the term of this Agreement: provided, however, all payments have been made to Lessor.

     C. Notwithstanding any of the other terms and conditions in this Agreement, immediately upon the execution hereof Lessee may enter the leased premises for the purpose of making such plans, preparations, and inspections, in order to prepare the leased premises for the uses and purposes set forth in this Lease Agreement. All such entries previously hereto, are hereby approved and ratified.

     D. Lessee agrees, during the term of this Agreement, to keep the leased premises in good repair, excepting damage by fire and other casualty, and excepting ordinary wear and tear.

     E. Lessee shall keep the sprinkler system in good repair, provided that said system is operational and in good repair at the commencement of the lease term. Provided however, Lessors shall be required to bring the sprinkler system up into a good state of repair prior to Lessee assuming any responsibility for maintenance. Once the sprinkler system is brought up into a good state of repair, Lessee shall thereafter provide for the mutual inspection of the sprinkler system.

                                 SECTION FOUR
                                     TAXES

     The parties agree to pro-rate 1995 county, state and town ad valorem taxes and assessments with Lessors to pay one-half of such 1995 taxes and Lessee to pay one-half of 1995 taxes. Thereafter, during the term of this Lease Agreement, Lessee agrees to pay when due all County, town and State ad valorem taxes and assessments on the leased premises. Lessee may contest any such taxes, assessments, and valuations, at Lessee's option and cost, and Lessee may contest such taxes, assessments, and valuations in Lessor's name, if required to do so pursuant to applicable law. Provided, however, that if Lessee contests taxes it shall deposit with Lessor a sum equal to the taxes and assessments for the previous year to be applied to the taxes and assessment in the event the contest is not successful.

                                 SECTION FIVE
                                   UTILITIES

     During the term of this Agreement all applications and connections for necessary utility services on the leased premises shall be made in the name of Lessee only. Lessee shall be solely liable for utility charges as they become due, including, but not limited to, those for sewer, water, gas, electricity, and telephone services.

                                  SECTION SIX
                                   INSURANCE

     A. During the term of this Lease Agreement and for any further time that Lessee shall hold the leased premises, Lessee shall provide, at Lessee's expense the following insurance coverage:

          (1) All risk of direct physical loss excluding flood and earthquake with Lessors as Loss Payee in the sum of $275,000.00

     B. Lessee shall carry such other insurance as it deems reasonable and appropriate.

     C. Lessee agrees to indemnify and hold harmless the Lessor against all claims for damages to persons or property by reason of the use or occupancy of the leased premises caused by or resulting from the negligence or omissions of Lessee.

                                 SECTION SEVEN

     The parties agree that Lessee or its assigns may use the name "Lamar" as part of the name of the facility during the term of this Lease and thereafter. Lessors shall not be entitled to any additional remuneration for such usage and no further consent or notice to Lessors shall be required for such usage. Lessors agrees to cooperate with Lessee and to execute any necessary and appropriate forms and documents in order for Lessee to use the name "Lamar".

                                 SECTION EIGHT
                              OPTION TO PURCHASE

     Lessors grants to Lessee the right and option to purchase the Leased premises leased by Lessee pursuant to this Agreement on the following terms and conditions:

     A. Except as set forth below the purchase price shall be $275,000.00. However, one-half of each monthly rental installment for the first 60 months of the lease term (unless Lessee exercises its right and option to purchase the lease premises prior to the end of the first 60 months) which Lessee pays pursuant to the terms of this Agreement shall be credited toward the purchase price and shall reduce the purchase price by one-half of the amount of each such monthly installment. For example, the initial monthly rental is $3360.00; one-half of that amount of $1680.00 so that the net purchase price after the initial monthly rental payment would be $273,320.00.

     B. Lessee may exercise this right and option to purchase at any time during the first sixty (60) months of this Agreement by giving written notice to Lessors of Lessee's exercise of its rights to purchase, delivered or mailed to Lessors at the address of Lessors set forth in this Agreement; such notice shall be deemed to be delivered to Lessors two days after mailing, if sent to Lessors by first class mail, by telecopier, or by Federal Express or other overnight delivery service, at the sole option of Lessee. Upon Lessee giving to Lessors notice of exercise of its right and option to purchase the leased premises, closing shall be within 45 days of such notice.

     C. Lessors and Lessee agree to execute and record among the public Land Records of Darlington County, South Carolina a Memorandum giving Notice of this Agreement.

     D. The parties further agree purchase and to pay equally the cost of a policy of title insurance issued by TICOR Title Insurance Company (or such other mutually acceptable title insurance company conducting business in the County of Darlington, South Carolina) insuring the title to the real property described in the attached Exhibit "B" upon Lessee exercising its Right and option to purchase the Leased Premises. Lessee shall be the insured in such title insurance policy. Simultaneously herewith Lessee is being issued a commitment for said title insurance policy. The title insurance shall insure title in and to the leased premises showing Lessee or its assignee as the owner of the real property described in the attached Exhibit "B", containing only the printed exceptions usually and customarily found in such policies.

                                 SECTION NINE
                                   EASEMENT

     Lessee agrees to provide Lessors with an easement sixty-six (66) feet wide for the purposes of ingress and egress to property owned by one or both Lessors adjacent to or joining Tract 2; if Lessors are unable to obtain an alternate sixty-six (66) feet wide easement to said adjacent tract by any other means. Lessors agree to actively pursue obtaining an alternate easement and agree to accept a reasonable alternative easement and shall not arbitrarily or in bad faith decline to accept a reasonable alternative easement. Lessee's agreement to provide Lessors with an easement shall, if granted pursuant to terms hereof, be limited to the area shown on the attached Exhibit C.

                                  SECTION TEN
                               DEFAULT OR BREACH

     Each of the following events shall constitute a default or breach of this Agreement by Lessee:

     A. If Lessee, or any subtenant, successor or assignee of Lessee while in possession, shall file a petition in bankruptcy or insolvency or for reorganization under any bankruptcy act, or shall voluntarily take advantage of any such act by answer or otherwise, or shall make an assignment for the benefit of creditors.

     B. If involuntary proceedings under any bankruptcy law or insolvency act shall be instituted against Lessee, or its assigns, or if a receiver or trustee shall be appointed of all or substantially all of the property of Lessee, and such proceedings shall not be dismissed or the receivership or trusteeship vacated within thirty (30) days after the institution or appointment.

     C. If default be made in the payment of the rent for fifteen (15) days after written notice to Lessee from Lessor or the holder of any mortgage covering the leased premises or if default be made in the performance of any of the covenants and agreements in this Agreement contained on the part of the Lessee to be kept and performed the thirty days after written notice to Lessee, or if the performance cannot be reasonably had within the thirty-day period, Lessee shall not in good faith have commenced performance within the thirty-day period and shall not diligently proceed to completion of performance. All notices to Lessee must be written and sent registered or certified mail, return receipt requested, addressed to Lessee at the address given in this Agreement, or such other address that Lessee may, in writing, designate.

     D. If Lessee's right and interest in this Agreement shall be transferred to or shall pass to or devolve on any other person or party; provided, however, that Lessee may assign and transfer its right and interest herein to any other person, firm partnership, limited liability company, or corporation affiliated with Lessee

                                SECTION ELEVEN
                        REPRESENTATIONS AND WARRANTIES
                                OF THE LESSORS

     If Lessee elects to exercise its right and option to purchase the leased premises the closing of the purchase and sale shall be held at a mutually agreeable time during the term of this Agreement, unless extended by agreement of Lessors and Lessee, in writing. The terms "Closing" and "Closing Date" shall refer to and mean the actual closing of said purchase and sale. To induce Lessee to enter into this Agreement, Lessors, jointly and severally, represent and warrant to Lessee that:

     A. Lessors are a partnership duly organized and validly existing in good standing under the laws of the State of South Carolina, with full power and authority to own its assets and enter into and perform their obligations under this Agreement. Lessor's execution, delivery and performance of this Agreement and the sale to Lessee (if Lessee exercises its right and option to purchase the leased premise) of the leased premises have been duly authorized by all requisite action on the part of Lessors, and this Agreement constitutes, and all bills of sale, warranty deeds, assignments, agreements and other instruments and documents to be executed and delivered by Lessors hereunder will constitute, Lessors's legal, valid and binding obligations, enforceable against Lessors in accordance with their respective terms.

     B. Absence of Conflicts and Consent Requirements: Lessor's execution and delivery of this Agreement and the performance of its obligations hereunder, including the sale of the Leased premises, do not and will not conflict with, violate or result in any default under Lessors' agreements, contracts or Bylaws or any mortgage, indenture, agreement, instrument or other contract to which Lessors are a party or by which Lessors or its property is bound, nor will they violate any judgment, order, decree, law, statute, regulation or other judicial or governmental restriction to which Lessors is subject. Lessors' execution and delivery of this Agreement and the performance of its obligations hereunder, including the sale of the Leased premises, do not and will not require the consent of, or any prior filing with or notice to, any governmental authority or other third party.

     C. Title to Assets: Lessors have good and marketable indefeasible fee simple title to the Leased premises such title being free and clear of all liens, charges, security interests, easements, reservations, restrictions, encumbrances and other defects in title (collectively, the "Encumbrances") except as shown on Schedule 11C hereto, has the right to convey the Leased premises to Lessee, and at the Closing shall have conveyed to Lessee good and marketable indefeasible fee simple title to the Leased premises free and clear of all Encumbrances. Lessors shall provide Lessee with an insured title, (with the cost thereof to be equally divided between Lessors and Lessee) insured by a title insurance company licensed to do business in the State of South Carolina, in a form reasonably acceptable to Lessee, insuring against unlawful claims of all persons whomsoever.

     D. Condition of Tangible Assets: Except for ordinary wear and tear, all of the Leased premises are in good operating condition and repair.

     E. Leases: Except as shown on Schedule 11E hereto, none of the leased premises is leased by Lessors to any other party and none of the leased premises is leased by Lessors from any other party.

     F. Litigation: There are no claims, actions, suits or other proceedings pending, or to the knowledge of Lessors threatened against Lessors or any of the Leased premises before any court, agency or other judicial, administrative or other governmental body or arbitrator.

     G.   Compliance with Law:

          (1) Conduct of Business: Lessors has conducted any Business on the leased premises so as to comply with, and is in compliance with, all laws, statutes, regulations, rules and other requirements of any governmental authority applicable to it, with which the noncompliance or the curing of such noncompliance might have a material adverse effect on Lessors or the Leased premises.

          (2) Investigations: There have been and are no investigations of Lessors or the leased premises since December 31, 1992 known to Lessors conducted by any grand jury, administrative agency or other governmental authority; and describes all inspection reports, questionnaires, inquiries, demands, requests for information, and claims of violations or noncompliance with the law received by Lessors from any governmental authority since such date and all written statements or responses of Lessors with respect thereto, other than requests for information from the Internal Revenue Service or any state department of revenue in connection with audits of Lessors's income tax returns or routine questionnaires and requests for information received generally by others in Lessors's industry.

          (3) Judgment and Orders: There are no outstanding judgments, orders, writs or decrees of any judicial or other governmental authority binding upon Lessors or the Leased premises, other than judgments, orders, writs and decrees with which Lessors has complied and which have no future applicability.

          (4) Licenses: Lessors's existing business licenses constitute the only licenses required of Lessors for the conduct of the Business as now conducted. Lessors is not presently in violation or default under any such license. There do not exist any circumstance which with notice or the passage of time, or both, would result in such a violation or default, and there is no proceeding pending, or to Lessors's or the Shareholder's knowledge threatened, with respect to the revocation or limitation of any such license.

          (5) Improper Payments: Neither Lessors nor, to the knowledge of Lessors or any agent, employee or other representative of Lessors acting or purporting to act on behalf of Lessors or of any business enterprise with which Lessors has been associated or affiliated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, in violation of applicable law, (i) as a kickback or bribe to any person or (ii) to any political organization nor the holder of, or any aspirant to, any elective or appointive office of any nation, state, political subdivision hereof, or other governmental body or instrumentality.

          (6) Compliance: The leased premises are in compliance with the rules and regulations of the State Fire Marshall and the use of the premises for manufactured housing construction will not violate any zoning or land use rules or regulations. If, during the term of the lease, it is determined that the leased premises were not in compliance with said rules, regulations and statues at the inception of this Lease Agreement, then it shall be the responsibility of Lessors to provide the changes, repairs or improvements to bring the facility into compliance. Any changes made to the facility by Lessee or changes in the use of the facility by Lessee, which bring about a need for repairs or improvements in order to comply with said rules, regulations, and statutes shall be the responsibility of Lessee.

          (7) Returns and Payment of Taxes: All tax returns required to be filed on or prior to the Closing Date by Lessors with all taxing authorities have been or prior to the Closing Date will have been filed; and all taxes due and payable on such returns, all other taxes, duties and other governmental charges payable by Lessors and for the payment of which there may arise any lien upon the Leased premises sold hereunder subsequent to such sale, and all deficiencies, assessments, penalties and interest with respect thereto, notice of which has been received by Lessors, in each case due and payable on or before the Closing Date, have been paid, or prior to the Closing Date will have been paid.

          (8) Withholding of Taxes: There has been withheld or collected from each payment made to each employee of Lessors the amount of all taxes (including without limitation federal income taxes, Federal Insurance Contributions Act taxes, and state and local income, payroll and wage taxes) required to be withheld or collected therefrom, and the same have been paid to the proper tax depositories or collecting authorities.

          (9) Ad Valorem Taxes: All ad valorem property taxes for years prior to 1995 imposed on Lessors with respect to, or which may have become a lien on, the Leased premises have been paid in full.

          (10) Employee Benefit Plans; Employment Contracts: Lessee shall have no liability or responsibility with respect to any benefit plan, employment contract or other arrangements of Lessors which relate to or cover the employees of the Business and no lien, charge, encumbrance or other claim with respect to the Leased premises shall arise under or pursuant to such benefit plan, employment contract or other arrangement.

          (11) Certain Contracts and Transactions: Lessors are not parties to any contract or agreement (including an option) which is material to the leased premises or materially affects its assets, operations, profitability or prospects.

          (12) Prospective Changes: Neither Lessor knows of any impending change in its business, assets, liabilities, or in any governmental actions or regulations affecting the leased premises, which, if they occur, could have a material adverse effect on Lessors or the leased premises.

          (13) No Material Misstatements or Omissions: To the best of the knowledge and belief of Lessors the representations and warranties of Lessors in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein not misleading. If, however, Lessors' representations should be untrue for any reason, Lessors agree to indemnify, save and hold Lessee harmless with respect thereto as well as any non-compliance by Lessors with any local, State or Federal environmental statutes, laws, ordinances, regulations, codes, licenses and permits, including but not limited to all environmental statutes.

                                SECTION TWELVE
                                  DESTRUCTION

     If premises are totally destroyed by storm, fire, lightning, earthquake or other casualty, this Lease may terminate, at Lessee's option, as of the date of such destruction, and rental shall be accounted for as between Lessor and Lessee as of that date. If the premises are damaged, but not wholly destroyed by any such casualties, rental shall abate in such proportion as use of premises to carry one operation by Lessee has been destroyed and Lessor shall restore premises to substantially the same condition as before as speedily as practicable, whereupon full rental shall recommence. Lessee has the right to cancel if Lessor does not complete restoration in the one hundred twenty (120) days unless circumstances resulting from fire or acts of God and beyond the control of Lessor cause interference or delay in completing restoration.

                               SECTION THIRTEEN
                       CERTAIN COVENANTS AND AGREEMENTS

Conduct Prior to Closing:

     A. ORDINARY COURSE OF BUSINESS: From the date hereof, through the effective date of the lease term and thereafter until Closing Date, if Lessee exercises its right and option to purchase the leased premises (the "Interim Period"), unless Lessee consents otherwise, Lessors shall not dispose of any of the Leased premises shall not enter into any contract, lease, agreement, transaction or arrangement which, if existing on the date hereof, would be required to be disclosed herein, and shall not take any other action which would cause any representation or warranty made in any Section or paragraph hereof to be incorrect in any material respect if such representation or warranty were made on any date during the Interim Period.

     B. ACCESS: During the Interim Period, Lessors shall give Lessee and its agents, attorneys and representatives full access to the leased premises as Lessee may reasonably request.

     C. FURTHER ASSURANCES: Lessors and Lessee hereby covenant and agree that at any time and from time to time each will promptly execute and deliver to the other such further assurances, instruments and documents and take such further action as the other may reasonably request in order to carry out the full intent and purpose of this Agreement.

     D. FEES AND EXPENSES: Lessors and Lessee shall each bear their own expenses in connection with the negotiation and preparation of this Agreement and their consummation of the transactions contemplated hereby, including without limitation the fees and expenses of their respective counsel, accountants and consultants.

     E. NO BROKERS: Lessors and Lessee each represent and warrant to the other that no broker or finder has been involved or engaged by it in connection with the transactions contemplated hereby, and each hereby agrees to indemnify and save harmless the other from and against any and all broker's or finder's fees, commissions or similar charges incurred or alleged to have been incurred by the other party in connection with the transactions contemplated hereby and any and all loss, liability, cost or expense (including reasonable attorneys' fees) arising out of any claim that the other party incurred any such fees, commissions or charges.

     F. BULK TRANSFER: Lessors and Lessee are entering into this Agreement based upon the assumption that the Bulk Transfer Provisions of the Uniform Commercial Code do not apply to the transactions contemplated herein. However, if such provisions should apply, in whole, or in part, Lessors shall save, indemnify and hold harmless Lessee with respect to any such failure. Further Lessee may withhold from any sums due Lessors as to any liabilities or debt which Lessee may incur because of the failure of the Lessors to comply with the Bulk Transfer provisions of the Uniform Commercial Code.

     G. PAYMENT OF LIABILITIES: Lessors covenant and agree that they will pay, perform and discharge all liabilities and obligations of Lessors that could give rise to a claim on or against or a lien upon the Leased premises in each case as and when due and payable.

                               SECTION FOURTEEN

     Lessee shall not be responsible for paying any debt, bill, invoice incurred prior to July __, 1995 in connection with the leased premises. If Lessee receives any such debt, bill or invoice, it shall forward the same to Lessors and Lessors agrees to pay the same promptly and when due. If Lessors fails to pay the same when due, and if demand is made upon Lessee to pay the same, then Lessee, at Lessee's option may pay the same and offset the sums paid against future rentals due to Lessors.

                                SECTION FIFTEEN

     Lessee may, at its own expense, during the term of this Agreement conduct one or more environmental surveys on the leased premises.

                                SECTION SIXTEEN
                             CONDITIONS TO CLOSING

     Conditions to the Lessee's Obligations: The obligations of Lessee to complete the Closing (if Lessee exercises its right and option to purchase the leased premises) are contingent upon the fulfillment of each of the following conditions on or before the Closing Date, except to the extent that Lessee may, in its absolute discretion, waive any one or more thereof in whole or in part:

     A. BRINGDOWN: The representations and warranties of Lessors set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same force and effect as though made on the Closing Date; all terms, covenants and conditions to be complied with and performed by Lessors under this Agreement on or before the Closing Date shall have been duly complied with and duly performed.

     B. INSTRUMENTS OF TRANSFER: The parties are entering into this Agreement with expectation that a Warranty deed from Lessors to Lessee will be sufficient to pass title, if Lessee exercises its right and option to purchase the leased premises. If, however, in the reasonable opinion of Lessee, upon Lessee's exercise of its right and option to purchase the leased premises, at Lessee's sole option, additional documents are appropriate and necessary to pass title to Lessee, Lessors shall execute and deliver to Lessee such assignments, bills of sale, certificates of title and other instruments of transfer, all in form reasonably satisfactory to Lessee, as are necessary to fully and effectively convey to Lessee all of the leased premises in accordance with the terms hereof.

     C. PARTNER'S APPROVAL: The transactions occurring pursuant to this Agreement have been and do have full approval of all partners having any right, title and interest in the leased premises and in the transactions provided for herein. Lessors agree to provide such other assurances that Lessee may request concerning ownership of and interest in the leased premises certified by the Lessors.

     D. Lessors shall have provided all information reasonably requested and shall have given representatives of Lessee access at all reasonable times to the Leased Premises.

     E. OTHER ASSURANCES: Lessors shall have delivered to Lessee such other and further certificates, assurances and documents as Lessee may reasonably request in order to evidence the accuracy of Lessors's representations and warranties, the performance of its covenants and agreements to be performed at or prior to the Closing, and the fulfillment of the conditions to Lessee's obligations.

     F. NO ADVERSE PROCEEDINGS. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against any of the parties to this Agreement, or any of the principals, officers or directors of any of them or the leased premises, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions. Lessee agrees that this subsection will not be used in a bad faith manner to delay Lessee's purchase of the Leased premises.

                               SECTION SEVENTEEN

     CONDITIONS TO LESSORS' OBLIGATIONS: The obligations of Lessors to complete the Closing are contingent upon the fulfillment of each of the following conditions on or before the Closing Date, except to the extent that Lessors may, in its absolute direction, waive any one or more thereof in whole or in part:

     A. BRINGDOWN: The representations and warranties of Lessee set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same force and effect as though made on the Closing Date; all terms, covenants and conditions to be complied with and performed by Lessee under this Agreement on or before the Closing Date shall have been duly complied with and duly performed.

     B. PAYMENT OF PURCHASE PRICE: Lessee shall have paid to Lessors the Purchase Price as provided in this Agreement.

                               SECTION EIGHTEEN
                                INDEMNIFICATION

     INDEMNIFICATION BY LESSORS: Subject to the procedures and limitations set forth in this Section Seventeen, Lessors, jointly and severally, hereby agree that they will indemnify and save harmless Lessee from and against any and all loss, liability, damage, cost or expense (including reasonable attorneys' fees) incurred by Lessee arising out of any of the following:

     A. BREACH OF WARRANTY. The falsity or incorrectness of any representation or warranty made by Lessors in this Agreement or in any instrument or document delivered by Lessors to Lessee pursuant to this Agreement;

     B. BREACH OF CONVENANTS. The failure of Lessors duly to perform any covenant or agreement to be performed by it or them under this Agreement or under any instrument or document delivered by Lessors to Lessee pursuant to this Agreement;

     C. LIABILITIES. Any liability or obligation, or alleged liability or obligation, of Lessors (including without limitation any such liability or obligation arising from actions taken by Lessors prior to the Closing Date but accruing or asserted thereafter), to the extent that such liabilities arise out of occurrences, circumstances, actions or inactions occurring or in existence prior to the Closing Date, whether or not such occurrences, circumstances, actions or inactions are known by Lessors or Lessee on or prior to the Closing Date or are disclosed herein;

     D. CLAIMS AGAINST LEASED PREMISES. Any levy or other claim by any third party against or with respect to the leased premises or any part thereof, or any other claim by any third party against Lessee, arising out of any act or omission or alleged act or omission of Lessors prior to the Closing.

     E. THIRD PARTY CLAIMS. If any Indemnity Claim is based upon any claim, demand, suit or action of any third party against Lessee or the leased premises (a "Third Party Claim"), then Lessee, at the time it gives Lessors the Notice of Claim with respect to such Third Party Claim, shall:

          Offer to Lessors the option to have Lessors assume the defense of such Third Party Claim, which option shall be exercised by Lessors (if they elect to exercise) by written notice to Lessee within fifteen (15) days after Lessee gives written notice to Lessors thereof. If Lessors so exercise such option, then Lessors shall, at their own expense, assume the defense of such Third Party Claim, and shall upon the final determination thereof fully discharge at their own expense all liability of Lessee with respect to such Third Party Claim, and shall be entitled, in their sole discretion and at their sole expense but without any liability of Lessee therefor, to compromise or settle such Third Party Claim upon terms acceptable to them. From the time Lessors so assume such defense and while such defense is pursued diligently and in good faith, Lessors shall have no further liability for attorneys' fees or other costs of defense thereafter incurred by Lessee in connection with such Third Party Claim; PROVIDED HOWEVER, that Lessee shall have the right to participate in (but not control) such defense; or

          If Lessors do not make the election provided in subparagraph (1) above, Lessee shall undertake to defend such Third Party claim itself. It shall conduct such defense as would a reasonable and prudent person to whom no indemnity were available, shall permit Lessors (at their sole expense) to participate in (but not control) such defense, and shall not settle or compromise such Third Party Claim without the consent of Lessors to such settlement or compromise (which consent shall not unreasonably be withheld).

     F. SURVIVAL OF LESSORS' REPRESENTATIONS AND WARRANTIES: The representations,, covenants, promises and warranties of Lessors, and Lessee made in this Agreement or in any instruments, certificates, schedules, documents, opinions or other writings delivered by Lessors pursuant to this Agreement shall be deemed to be continuing and shall survive the Closing.

     G. RIGHT OF OFFSET: Lessee may offset any Indemnification Claim under this Section Twenty against payment due or which will become due to Lessors pursuant to this Agreement. If Lessee has notice or actual knowledge of any event or circumstance which does not or may result in a right of offset pursuant to the terms of this Agreement, it shall with 20 days of such notice or actual knowledge of such event or circumstances notify Lessors in writing of such event or circumstance. Provided, however, Lessee may not offset any indemnification claim under this Section with respect to any claim for indemnification contested in good faith by Lessor, until such matter is resolved by an order or judgment of a court of competent jurisdiction by written stipulation executed by the parties or by determination by arbitration. If Lessor shall contest any such indemnification, but such contest shall not be in good faith, then Lessor shall be liable to Lessee for payment of reasonable attorney fees and expenses of litigation incurred by Lessee in connection with such contest.

     H. LIABILITY FOR INDEMNITY CLAIMS: The liability of Lessors hereunder with respect to Indemnity Claims shall continue from the effective date of this Lease Agreement, and shall terminate on the earlier of June 30, 2005, or two years after the actual closing if Lessee exercises its right and option to purchase the leased premises.

                               SECTION NINETEEN
                                    DEFAULT

     If the Lessee shall fail or neglect to pay any amount of rent when the same is due and payable or if the Lessee shall fail or neglect to perform or observe any of the agreements or covenants contained herein, then the Lessor shall deliver or mail to the Lessee at the Leased Premises, and to the address of Lessee given in this Agreement a written notice of such failure to pay rents or other default and Lessee shall have (a) a period of fifteen (15) days after such notice in which to pay the rents due and 2) one hundred twenty (120) days to cure any default other than non-payment of rents due. In the event that Lessee shall fail to pay the rent due or cure the default complained of after such notice, the Lessor may, by expiration of the applicable periods of time set forth in (a) and/or (b) above, may terminate the lease immediately and take possession of the premises.

     In the event the Lessor shall exercise the right to terminate this lease under the aforesaid provisions, the Lessor will not thereby be deprived of any other right it may have against the Lessee, but shall at all times be entitled to recover from the Lessee any and all other damages sustained by the Lessor on account of a breach of covenants or agreements herein contained which Lessee is obligated to perform. Lessee further agrees that in case of such termination by Lessor that Lessee will indemnify Lessor against all loss of rents for the remainder of the lease term which Lessor may incur due to the termination of this Agreement.

     In the event of termination, Lessor may reenter the leased premises immediately and remove the property, equipment and personnel of Lessee and store the property and equipment at a place selected by Lessor at the expense of Lessee. After reentry, Lessor may re-let the leased premises or any part of the leased premises.

                                SECTION TWENTY
                                QUIET ENJOYMENT

     Lessor warrants that Lessee shall be granted peaceable and quiet enjoyment of the leased premises free from any eviction or interference by Lessors if Lessee pays the rent and other charges provided in this Agreement, and otherwise fully and punctually performs the terms and conditions imposed on Lessee.

                              SECTION TWENTY-ONE
               LESSORS ENVIRONMENTAL INDEMNITY AND HOLD HARMLESS

     Lessors hereby agrees to indemnify, defend, protect, and hold harmless Lessee and Lessee's agents, and their respective successors and assigns, from any and all claims, judgments, damages, penalties, fines, costs, liabilities, and losses that may arise during the lease term or within five (5) years of the termination of the lease term, directly or indirectly from the presence of underground storage tanks and Hazardous Materials on or in the leased premises which is caused or permitted by Lessors or Lessors's agents. This indemnification by Lessors of Lessee and Lessee's representatives includes, without limitation, any and all costs incurred with any cleanup, remedial, removal or restoration work required by any federal, state, or local governmental agency or political subdivision because of the presence of underground storage tanks or Hazardous Material in or on the leased premises. Lessors shall promptly notify Lessee of any presence of underground storage tanks or Hazardous Materials in or on the leased premises that Lessors is aware of or becomes aware of during the term of this lease, whether caused by Lessors, Lessors's agents, or any other persons or entities other than Lessee. Nothing in this provision shall be construed so as to prevent the Lessor from utilizing the full protection provided by any federal, state or local law in existence at the inception of this lease or later coming into existence which limits, eliminates, or shields an owner or previous owner of property from environmental liability which was caused or occasioned by some other party.

     As used in this Lease, the term Hazardous Materials shall mean and include any hazardous or toxic materials, substances, or wastes including (i) those materials included in the provisions of O.C.G.A. (section) 12-8-140, (ii) any materials, substances, or wastes that are toxic, ignitable, corrosive, or reactive and that are regulated by any local governmental authority, any agency of the State of South Carolina, or any agency of the United States government, (iii) asbestos, (iv) petroleum and petroleum-based products, (v) urea formaldehyde foam insulation, (vi) polychlorinated biphenyls (PCBs), (vii) freon and other chlorofluorocarbons,
(viii) those designated as hazardous substances pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 USC (section) 6901 et seq., and (ix) those designated as hazardous substances pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Recovery Act, 42 USC (section) 9601 et seq.

                              SECTION TWENTY-TWO
              LESSEE'S ENVIRONMENTAL INDEMNITY AND HOLD HARMLESS.

          Lessee hereby agrees to indemnify, defend, protect, and hold harmless Lessors and Lessors' agents, and their respective successors and assigns, from any and all claims, judgments, damages, penalties, fines, costs, liabilities, and losses that arise during the lease, or within five (5) years of the termination of the lease term, directly or indirectly from the presence of underground storage tanks or Hazardous Materials on or in the leased premises which is caused or permitted by Lessee or Lessee's agents. This indemnification by Lessee of Lessors and Lessors' representatives includes, without limitation, any and all costs incurred with any cleanup, remedial, removal, or restoration work required by any federal, state, or local governmental agency or political subdivision because of the presence of that underground storage tanks or Hazardous Material in or on the leased premises. Lessee shall promptly notify Lessors of any presence of underground storage tanks or Hazardous Materials in or on the leased premises that Lessee is aware of or becomes aware of during the term of this lease, whether caused by Lessee, Lessee's agents, or any other persons or entities. Nothing in this provision shall be construed as to prevent the Lessee from utilizing the full protection provided by any federal, state or local law in existence at the inception of this lease, or later coming into existence which limits, eliminates or shields an owner, Lessee, or previous owner or Lessee of property from the environmental liability which was caused by or occasioned by some other party.

     As used in this Lease, the term Hazardous Materials shall mean and include any hazardous or toxic materials, substances, or wastes including (i) those materials identified in O.C.G.A. (section) 12-8-140, (ii) any materials, substances, or wastes that are toxic, ignitable, corrosive, or reactive and that are regulated by any local governmental authority, any agency of the State of South Carolina or any agency of the United States government, (iii) asbestos,
(iv) petroleum and petroleum-based products, (v) urea formaldehyde foam insulation, (vi) polychlorinated biphenyls (PCBs), (vii) freon and other chlorofluorocarbons, (viii) those designated as hazardous substances pursuant to
Section 1004 of the Federal Resource Conservation and Recover Act, 42 USC (section) 6901 et seq., and (ix) those designated as hazardous substances pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Recovery Act, 42 USC (section) 9601 et seq.

                             SECTION TWENTY-THREE
                                    WAIVERS

     The failure of Lessor to insist on strict performance of any of the other terms and conditions of this Lease Agreement shall not be deemed a waiver or of any breach or default in any terms and conditions.

                              SECTION TWENTY-FOUR

                                    NOTICES

     A. All notices, demands, or other writings in this Lease Agreement provided to be given or made or sent, or which may be given or made or sent, by either party to the other, shall be deemed to have been fully given or made or sent when made in writing and deposited in the United States mail, registered and postage prepaid, and addressed as follows:

     To Lessors:  R. A. Warr
                  Wayne Evans d/b/a
                  Lamar Warehouse Co.
                  P.O. Box 828
                  Lamar, South Carolina  29069

     To Lessee:   Lamar Housing, L.L.C.
                  2255 Industrial Boulevard
                  Waycross, GA  31501

     B. The address to which any notice, demand or other writing may be given or made or sent to any party as above provided may be changed by written notice given by such party to the other parties hereto.

                              SECTION TWENTY-FIVE
                       ASSIGNMENT, MORTGAGE, OR SUBLEASE

     Lessee may assign or sub-let all or any portion of the Leased premises to a person, firm, limited liability company, or corporation affiliated with Lessee without further notice to Lessors. However, no such assignment or subletting shall alter or amend any covenant, promise or obligation of Lessee pursuant to the terms of this Lease Agreement.

                              SECTION TWENTY-SIX
                            SURRENDER OF POSSESSION

     A. Unless Lessee elects to exercise its right and option to purchase as set forth in Section Eight of this Agreement, Lessee shall, on the last day of the term, or on earlier termination and forfeiture of this Agreement, peaceably and quietly surrender and deliver the leased premises to Lessors free of subtenancies, moveable trade fixtures, equipment, furniture, tools, machinery, materials, and inventory, in good condition, reasonable wear and tear excepted.

     B. Lessors may remove any trade fixtures, equipment and personal property placed upon the leased premises and belonging to Lessee, if Lessee fails or refuses to remove the same.

     C. Lessee shall repair and restore all damage to the leased premises caused by the removal of equipment, trade fixtures, and personal property.

                             SECTION TWENTY-SEVEN
                               ENTIRE AGREEMENT

     This Agreement and the Schedules hereto and other agreements referred to herein shall constitute the entire Agreement between the parties. Any prior understanding or representation of any kind preceding the date of this Agreement shall not be binding upon either party except to the extent incorporated in this Agreement.

                             SECTION TWENTY-EIGHT
                           MODIFICATION OF AGREEMENT

     Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in a writing signed by each party or an authorized representative of each party.

                              SECTION TWENTY-NINE
                                BINDING EFFECT

     This Agreement shall bind and inure to the benefit of the respective heirs, executors, administrators, successors, and assigns of the parties.

                                SECTION THIRTY
                                APPLICABLE LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

                              SECTION THIRTY-ONE
                              TIME OF THE ESSENCE

     It is specifically declared that time is of the essence in all provisions of this Agreement.

                              SECTION THIRTY-TWO
                              PARAGRAPH HEADINGS

     The titles to the paragraphs of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

                             SECTION THIRTY-THREE

     No presumptions of law or otherwise shall arise for or against either party concerning the preparation of this Agreement.

     IN WITNESS WHEREOF each party to this Agreement has caused it to be executed effective the day and year first above written.

                                   LAMAR WAREHOUSE CO.
                                   A partnership

                                   BY:  /s/ Wayne Evans
                                        -------------------------------
                                        Wayne Evans, Partner

                                   BY:  /s/ R.A. Warr
                                        -------------------------------
                                         R. A. Warr, Partner

Signed, sealed and delivered in the
presence of:

/s/ Donald Bell Clark
----------------------------------
Witness

/s/ [illegible]
----------------------------------
Notary Public

My Commission expires:  6/15/05

REMAINDER OF SIGNATURE PAGE TO LEASE AGREEMENT WITH OPTION TO PURCHASE BETWEEN
R. A. WARR and WAYNE EVANS, INDIVIDUALLY AND DBA LAMAR WAREHOUSE CO. and LAMAR HOUSING, L.L.C.

                                   LAMAR HOUSING, L.L.C., Lessee

                                   BY:  /s/ Ed [illegible]
                                        --------------------------------------

Signed, sealed and delivered in the
presence of

/s/ Donald Bell Clark
--------------------------------
Witness


/s/ [illegible]
--------------------------------
Notary Public
My commission expires:  6/15/05


                                   EXHIBIT A

TRACT ONE: All that certain piece, parcel or tract of land together with the buildings and improvements thereon lying, being and situate in the Town of Lamar, County of Darlington, State of South Carolina. Said tract being designated as Tract #1 on a plat hereinafter referred to, according to which said tract contains 4.253 acres, more or less, and is bounded and measures as follows on the northwest by the right-of-way of Railroad Avenue whereon it measures 1,852.95 feet; on the northeast by the right-of-way Railroad Avenue and by lands now or formerly of E.H. Seagars and Company and measured thereon 100 feet, more or less; on the southeast by the old Seaboard Coast Line Railroad right-of-way, by the McClain Subdivision, by the lands of the Estate of H.c. Galloway, and of Howard Paul, and measuring thereon 1,852.95 feet; on the southwest by lands now or formerly of E.H. Seagars and Company measuring thereon 100 feet, more or less. SUBJECT HOWEVER, to existing rights-of-way across the aforesaid property, including the right-of-way of Railroad Avenue as shown on said plat.

TRACT TWO: All that certain piece, parcel or lot of land situate, lying and being in the County of Darlington, State of South Carolina, being shown and designated as Tract No. Two (2) on the certain plat prepared by Lind Surveying Co., dated October 7, 1972, and recorded in the office of the Clerk of Court for Darlington County in Plat Book 59, Page 99. Said tract being triangular in shape and containing 1.034 acres, as shown on said plat; and being bounded, now or formerly, as follows: On the north or northwest by a canal separating it from property now or formerly of Willie J. Carter, a distance of 526.94 feet; on the east by property now or formerly of E. H. Segrs & Company, a distance of 182.25 feet, and on the south by Railroad Avenue, on which it fronts and measures
494.42 feet. Be all measurements a little more or less, and being the same property conveyed by deed dated June 26, 1984 and recorded in the Office of the Clerk of Court for Darlington County in Deed Book 873, page 697 on June 27,

1984.

TRACT THREE: All that certain piece, parcel or lot of land, situate, lying and being in the Town of Lamar, State of South Carolina and shown on that certain plat prepared for C. H. Segars by M. E. Lind, Jr., Registered Surveyor, dated February 6, 1980 and recorded in Plat Book __; Page __; this property is bounded and measures as follows, to-wit: On the northwest by property now or formerly of William James Carter for a distance of Two Hundred Fifty-four and Nine One hundredths (254.09') feet, the boundary between the properties being the center of a ditch running thereon; on the northeast by property now or formerly of R.
E. Reynolds for a distance of Two Hundred Ninety-nine and Two One-hundredths (299.02') feet; on the southeast by Railroad Avenue on which it fronts and measures Two Hundred Forty-one and Sixty-one One-hundredths (241.61') feet; and on the southwest by property of James Lewis for a distance of One Hundred Eighty-two and Twenty-five One-hundredths (182.25') feet; all measurements a little more or less.

This is the same property conveyed to Coker Builders, Inc., by deed of Southern Bank and Trust Company dated February 28, 1985 and recorded in the Office of the Clerk of Court for Darlington County in Deed Book 891 at Page 668 on May 3, 1985.

TRACT FOUR: All that certain piece, parcel or tract of land lying, being and situate in the Town of Lamar, County of Darlington, State of South Carolina. Said tract being designated as Tract #4 contains 4.5 acres, more or less and is bounded and measures as follows: on the northwest by the right of way to Railroad Avenue and measuring 1,956 feet, more or less; on the northeast by Tract #1 on said plat and measuring thereon 100 feet; on the southeast by lands of Howard Paul and measuring 1,956 feet, more or less; on the southwest by a State Road (S-16-975) and measuring 100 feet.

     For a more particular description of said tract, reference may be had to a plat by the Lind Surveying Company dated 7 October 1972 and revised 11 February 1982 to show the above tract #4 and recorded in the Office of the Clerk of Court of Darlington County, in Plat Book 89 at Page 231.

     Said properties having been conveyed to Coker Builders, Inc. by deed of C.H. Seagars dated 14 February 1982, recorded in the office of the Clerk of Court of Darlington County in Deed Book 837, at page 145.

TRACT FIVE: All that certain piece, parcel or lot of land situate, lying and being in the County of Darlington, State of South Carolina, being shown on that certain plat prepared for E. H. Segars by Lind Surveying Co., Registered Surveyor, dated October 7, 1972, and recorded in the Office of the Clerk of Court for Darlington County in Plat Book 89, Page 231. This property lies at the fork of two public roads; e.g. Railroad Avenue and McLain Street which roads comprise the North, East and South boundaries; on the West by property now or formerly of E. H. Segars measuring 100 feet along a bearing of S 320 degrees 40' East. Said tract being irregular in shape and comprising .230 acres together with the buildings and improvements thereon lying.



                                 EXHIBIT B TO
                        LEASE AGREEMENT WITH OPTION TO
                          PURCHASE DATED JULY 7, 1995

ALTERATIONS, ADDITIONS AND IMPROVEMENTS TO LEASED PREMISES

Lessee proposes the following alterations, additions and improvements to the Leased Premises:

A.   Exterior
     1.   Add an extension to the north end of the main building.
     2. Add approximately 4 - 6 additional sheds to the exterior walls on Railroad Avenue and McClain Street, and add additional exterior bathrooms.
     3.   Add a dock on Railroad Avenue at the last door.
     4. Reduce the size of the loading dock at the south end of the main building.
     5. Add approximately six overhead doors to the sides and ends of the main building.
     6.   Modify or remove sections of the chain link fence .
     7 Remove or modify the pole shed at the south end of the building inside the fence.
     8. Modify or possibly remove the concrete block building on Tract No. 5. (At such time is available and part of the leased premises.)

B.   Interior

     1.   Replace two to four restrooms.
     2.   Remove two built-in offices and storage areas.
     3. Hang overhead steel for roof carrier, to set roof for production line, and trolley system.
     4. With jackhammer or similar equipment, place hole in concrete for water drain and cover with grate.
     5. With jackhammer or similar equipment, cut concrete for line roll system and conveyor.
     6.   Install V Groove center line of plant floor.

Lamar Warehouse Co.                       Lamar Housing, L.L.C.

/s/ R. A. Warr                            /s/ Ed [illegible]
-----------------------------             -----------------------------

/s/ Wayne Evans
-----------------------------



          [Attached to this document is small diagram illustrating Tract 2 and Tract 3 in relation to Railroad Ave and the
                           "Town Pumping Station."]